UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              _____________________
                                   FORM 12b-25
                              _____________________

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ]Form 10-K  [ ]Form 20-F  [ ]Form 11-K  [X]Form 10-Q  [ ]Form N-SAR


                    For the Period Ended: September 30, 2002
                    ________________________________________

         Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

                      ____________________________________

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


                        _________________________________
                         Part I - Registrant Information
                        _________________________________

Full Name of Registrant: AccessPoint Corporation

Former Name if Applicable:  N/A

Address of Principal Executive Office:

     2533 N. Carson Street, Suite 5198
     Carson City, Nevada 89706


                        _________________________________
                        Part II - Rules 12b-25(b) and (c)
                        _________________________________

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed: (Check box if appropriate)

     |    (a) The reasons described in reasonable detail in Part
     |    III of this form could not be eliminated  without
     |    unreasonable  effort or expense;
     |
     |    (b) The subject annual report,  semi-annual  report,  or
     |    transition report or portion  thereof  will be filed on
     |    or before the  fifteenth  calendar day following the
[X]  |    prescribed due date; or the subject quarterly report or
     |    transition report on Form l0-Q or portion thereof will
     |    be filed on or before the fifth calendar day following
     |    the prescribed due date; and
     |
     |    (c)  The accountant's statement or other exhibit
     |    required by Rule 12b-25(c) has been attached if
     |    applicable.


                        _________________________________
                              Part III - Narrative
                        _________________________________

         State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         Management is awaiting review by and approval of the Company's auditors of the Form 10-QSB and finalization of the financial reports therein for the period ended September 30, 2002. As a result, additional time is needed to file the report.


                        _________________________________
                           Part IV - Other Information
                        _________________________________

         (1) Name and telephone number of person to contact in regard to this notification:

           William R. Barber           (310) 846-2500
                (Name)               (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                                [X] Yes  [ ] No


         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes  [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             ACCESSPOINT CORPORATION
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  November 14, 2002

                             ACCESSPOINT CORPORATION

                             /s/ WILLIAM R. BARBER
                             __________________________________
                             William R. Barber,
                             CEO and CFO
                             AccessPoint Corporation
                             2533 N. Carson Street, Suite 5198
                             Carson City, Nevada 89706
                             (310) 846-2500


                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).